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                                                                   EXHIBIT H(ii)

                             NAIC GROWTH FUND, INC.

                                5,000,000 SHARES
                                  COMMON STOCK

                            SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

         We (the "Underwriter") have agreed, subject to the terms and conditions of the Underwriting Agreement dated ___________, 2002 (the "Underwriting Agreement"), to offer on a "best efforts" basis up to 5,000,000 shares (the "Maximum Amount") of common stock, par value $0.001 per share (the "Common Shares"), in minimum purchases of $500 pursuant to a Prospectus and Statement of Additional Information ("SAI"), as they may be amended or supplemented from time to time. Additional copies of the Prospectus and SAI as then in effect will be supplied to you in reasonable quantities upon request.

         We are offering a portion of the Common Shares for sale by selected dealers (the "Selected Dealers"), among whom we are pleased to include you, at the offering price per share described in Section 3 of the Underwriting Agreement. This offering is made subject to delivery of the Common Shares and their acceptance by the Underwriter, to the approval of all legal matters by counsel for the Underwriter, and to the terms and conditions set forth herein.

         Any of the Common Shares placed by you are to be offered and sold only pursuant to the requirements contained in the Prospectus and SAI and the Subscription Agreement in the form included in the Prospectus. You agree to forward the subscription for Common Shares, together with the check in payment of the subscription price, to NAIC Growth Fund, Inc., c/o Growth Fund Advisor, Inc., P.O. Box 220, Royal Oak, Michigan 48068, by 12:00 noon of the day following the date of receipt of such subscription. Checks in payment of the subscription price shall be payable to the Escrow Agent, as defined in the then-current Prospectus.

         All subscriptions will be strictly subject to acceptance by the Fund and approval by the Underwriter, and the Fund and the Underwriter reserve the right in our uncontrolled discretion to reject any subscription in whole or in part. For your services as a Selected Dealer, we will allow to you (out of the commission payable to us by the Fund) an amount equal to 3.0% of the purchase price of the Common Shares purchased by a subscriber through you. Such allowance will be remitted to you by us within 15 days following our receipt of our commission from the Fund pursuant to the Underwriting Agreement.

         You will offer and sell the Common Shares only in accordance with the Underwriting Agreement, this Agreement, the Prospectus and SAI. You will deliver the then-current Prospectus and SAI to each purchaser prior to its execution of the Subscription Agreement. You will not disseminate to potential purchasers any written material for or in connection with the offering and sale of the Common Shares (the "Offering") other than the Prospectus and SAI and any other material approved in advance in writing by the Underwriter. You will not make, nor will you authorize or direct anyone else to make, any statements in connection with the Offering other than

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the statements set forth in the Prospectus and SAI and any other statements authorized in advance in writing by the Underwriter.

         Your activities in connection with the Offering will comply in all material respects with all applicable statutes, rules, regulations and other laws of the United States (including the Securities Act of 1933 ("Securities Act"), the Securities Exchange Act of 1934 ("Exchange Act") and rules and regulations of the National Association of Securities Dealers ("NASD")), any state and any foreign jurisdictions where offers to sell the Common Shares are made. You will be subject to Section 6 of the Underwriting Agreement to the same extent as the Underwriter with respect to your activities in connection with the Offering.

         You represent that you are (i) duly registered with the Securities and Exchange Commission under the Exchange Act, (ii) a member in good standing of the NASD, and (iii) a duly registered broker-dealer under the laws of any state in which you make an offer or sale. You will maintain all such registrations at all times during the term of this Agreement.

         You will promptly notify the Underwriter if you receive any information
(i) concerning the issuance by any regulatory authority of any order, comment or request for information concerning the Offering, (ii) concerning the institution of any proceedings with respect to the Offering, or (iii) indicating that the Prospectus or SAI or any other Offering materials should be amended or supplemented to comply with applicable laws. You agree to promptly comply with the requirements of Section 6 of the Underwriting Agreement in the event of any claim or proceedings with respect to the Offering and will deliver to the Underwriter a copy of all notices or other communications given pursuant to
Section 6.

         You represent and warrant that this Selected Dealer Agreement has been duly authorized, executed and delivered on behalf of you and constitutes a valid and binding agreement of you, enforceable against you in accordance with its terms, except that the enforceability of the obligations contained in this Selected Dealer Agreement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

         You represent and warrant that the execution, delivery and performance of this Agreement do not and will not constitute a breach of or default under, any instrument or agreement by which you are bound and do not or will not violate any existing law, decree or order applicable to you.

         We will inform you as to the advice we have received from counsel concerning the jurisdictions in which the Common Shares have been qualified for sale or are exempt under the respective securities or Blue Sky laws of such jurisdictions, but we have not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell the Common Shares in any jurisdiction.

         We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the Offering. We shall be under no liability to you except for obligations expressly assumed by us in this Agreement. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a

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waiver of compliance with any provision of the federal securities laws, or of rules and regulations issued thereunder.

         Nothing contained in this Agreement shall constitute any of the parties to this Agreement an association, participants in a joint venture or partners with any such party or, except as herein expressly provided, render any such party liable for obligations of any other such party; nor shall this Agreement be deemed to create a common account among any Selected Dealers or the Underwriter, this Agreement and each other Selected Dealer Agreement constituting in each case a separate arrangement between the Underwriter and the other party to the Agreement. If, however, this Agreement or any other Selected Dealer Agreement should, for federal income tax purposes, be viewed as creating a partnership among the parties to this Agreement or any other Selected Dealer Agreement, each such party elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986. The Underwriter is authorized, in its discretion, to execute on behalf of the Selected Dealer such evidence of such election as may be required by the Internal Revenue Service.

         Either party may terminate this Agreement at any time upon written notice to the other party. However, such termination shall not affect the rights or obligations of the parties for the period prior to such termination.

         This Agreement shall be governed by the laws of the State of Iowa without regard to conflict of law principles.

         Very truly yours,

         BROKER DEALER FINANCIAL SERVICES CORP.,
         As Underwriter


         By:
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         Title:
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Accepted and agreed to this        day of           , 200    .
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         FIRM NAME OF SELECTED DEALER


         By:
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         Title:
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